United Security Bancshares reports 1st Quarter 2017 net income of $1.8 million

FRESNO, CA - April 20, 2017. United Security Bancshares (Nasdaq: UBFO), today announced its unaudited financial results for the quarter ended March 31, 2017. The Company recognized net income of $1,771,000 for the three months ended March 31, 2017, an increase of 0.11% compared to the net income of $1,769,000 recognized for the three months ended March 31, 2016. Basic and diluted earnings per share remained at $0.10 for the three months ended March 31, 2017, as compared to $0.10 for the three months ended March 31, 2016.

Dennis Woods, President and Chief Executive Officer, added: “There is an important matter not apparent to the casual reader of this earnings release that I want to point out. Excluding the Fair Value Adjustment for Trust Preferred Securities (“TRUPS”), net income was $1,972,600 for the three months ended March 31, 2017, an increase of approximately 27% compared to net income of $1,554,200 for the three months ended March 31, 2016.” Mr. Woods explained that “the TRUPS Fair Value Adjustment is not part of Core Income and depending upon market rates, can ‘add to’ or ‘subtract from’ Core Income and mask Core Income change.”

The TRUPS Fair Value Adjustment for the three month periods ended March 31, 2016 and 2017, respectively, are set forth in the table appearing at the end of this Press Release.

First Quarter 2017 Highlights (at or for the quarter ended March 31, 2017)

▪	Net interest income increased to $7,228,000, compared to $6,611,000 for the quarter ended March 31, 2016, and decreased from $7,384,000 in the preceding quarter.

▪	Annualized net interest margin decreased to 4.10% from 4.12% for the quarter ended March 31, 2016.

▪	Net recoveries totaled $25,000, compared to net charge-offs of $2,000 in the preceding quarter and net recoveries of $27,000 for the quarter ended March 31, 2016.

▪	Total loans decreased to $547,748,000, compared to $570,834,000 at December 31, 2016.

▪	Nonperforming assets as a percentage of total assets increased to 2.54%, compared to 2.40% at December 31, 2016.

▪	Nonperforming assets increased approximately $1,027,000 between December 31, 2016 and March 31, 2017.

▪	Other real estate owned balances remained unchanged at $6,471,000, when compared to December 31, 2016.

▪	The allowance for credit losses as a percentage of gross loans increased to 1.64%, compared to 1.56% at December 31, 2016.

▪	Total deposits decreased to $670,541,000, compared to $676,629,000 at December 31, 2016.

▪	Tangible book value per share increased to $5.57, compared to $5.52 at December 31, 2016.

Return on average equity (ROAE) for the three months ended March 31, 2017 was 7.34%, compared to 7.82% for the three months ended March 31, 2016. Return on average assets (ROAA) was 0.92% for the three months ended March 31, 2017, compared to 0.98% for the three months ended March 31, 2016. The annualized average cost of deposits was 0.20% for the quarter ended March 31, 2017, up from 0.18% for the quarter ended March 31, 2016. Shareholders’ equity at March 31, 2017 was $98,498,000, up $1,844,000 from shareholders’ equity of $96,654,000 at December 31, 2016.

Total assets decreased $3,874,000, or 0.49%, for the three months ended March 31, 2017, due partially to a decline of $2,140,000 in the investment portfolio and $23,086,000 in gross loan balances, offset by an increase of $20,100,000 in overnight funds.

Total deposits decreased $6,088,000, or 0.90%, to $670,541,000 during the three months ended March 31, 2017. Interest bearing transaction and savings accounts decreased 0.81% to $308,420,000 at March 31, 2017, compared to $310,941,000 at December 31, 2016. Noninterest bearing deposits increased 6.46% to $279,668,000 at March 31, 2017, compared to $262,697,000 at December 31, 2016. This increase was partially offset by a decrease in time deposits which included the maturity of $6,000,000 in purchased brokered certificates of deposit.

The Board of Directors of United Security Bancshares declared a first quarter 2017 stock dividend of one percent (1%) on March 28, 2017. The stock dividend was payable to shareholders of record on April 7, 2017, and the shares were issued on April 17, 2017. This marks the 34th consecutive quarterly stock dividend since 2008. The Company's Board of Directors has elected to issue stock dividends in order to preserve capital for future growth opportunities. No assurances can be provided that future dividends, whether payable in stock or cash, will be declared and/or as to the timing of such future dividends, if any.

Net interest income after the provision for credit losses for the three months ended March 31, 2017 totaled $7,207,000, an increase of $574,000, or 8.65%, from the net interest income of $6,633,000 for the same period ended March 31, 2016. Although net interest income increased, the Company's net interest margin declined from 4.12% for the three months ended March 31, 2016 to 4.10% for the three months ended March 31, 2017. The 2 basis point decrease in net interest margin in the period-to-period comparison resulted primarily from declining yields on the loan and investment portfolios. The yield on loans declined from 5.31% for the three months ended March 31, 2016 to 5.18% for the three months ended March 31, 2017. The 13 basis point decrease in loan yields is the result of strong loan growth in lower-yielding mortgage loans and competitive pressures on loan yields. The increase in net interest income on a year-over-year comparison is the result of an increase in loan balances between the two periods.

Non-interest income for the three months ended March 31, 2017 totaled $909,000, reflecting a decrease of $652,000 from $1,561,000 in non-interest income reported for the three months ended March 31, 2016. Customer service fees, which represent the largest portion of the Company's non-interest income, totaled $941,000 and $926,000 for the three months ended March 31, 2017 and 2016, respectively. On a year-over-year comparative basis, non-interest income decreased primarily due to the change in fair value option of financial liability caused by fluctuations in the LIBOR yield curve. The Company recorded a $336,000 loss on the fair value option of financial liability for the three months ended March 31, 2017, compared to a $358,000 gain for the same period ended March 31, 2016.

For the three months ended March 31, 2017, non-interest expense totaled $5,190,000, a decrease of $110,000 compared to $5,300,000 for the three months ended March 31, 2016. On a year-over-year comparative basis, non-interest expense decreased primarily due to decreases of $234,000 in professional fees, $120,000 in regulatory assessments, and $82,000 in occupancy expenses, partially offset by an increase of $395,000 in salaries and employee benefit expenses. Professional fees for the three months ended March 31, 2016, included a $125,000 legal settlement. Salaries and employee benefit expenses for the three months ended March 31, 2017, reflect increases in salaries, higher group insurance expenses, and increases in incentives and bonuses.

The Company recorded a provision for credit losses of $21,000 for the three months ended March 31, 2017, compared to a recovery of provision of $22,000 for the three months ended March 31, 2016. Net loan recoveries totaled $25,000 for the three months ended March 31, 2017, as compared to net recoveries of $27,000 for the three months ended March 31, 2016.

Over the quarter the allowance for loan losses increased slightly as a percentage of total loans. The allowance for loan losses totaled 1.64% of total loans at March 31, 2017, compared to 1.56% of total loans at December 31, 2016. In determining the adequacy of the allowance for loan losses, the judgment of the Company's management is a significant factor and management considers the allowance for credit losses at March 31, 2017 to be adequate.

Non-performing assets, comprised of nonaccrual loans, troubled debt restructures (TDR), other real estate owned through foreclosure (OREO), and loans more than 90 days past due and still accruing interest, increased approximately $1,027,000 between December 31, 2016 and March 31, 2017 to $19,908,000. Nonperforming assets as a percentage of total assets increased from 2.40% at December 31, 2016 to 2.54% at March 31, 2017. The increase in nonperforming assets is mainly attributed to increases in restructured loans. Nonaccrual loans decreased $80,000 between December 31, 2016 and March 31, 2017 to $7,184,000. Impaired loans totaled $17,740,000 at March 31, 2017, an increase of $1,561,000 from the balance of $16,179,000 at December 31, 2016. OREO totaled $6,471,000 at March 31, 2017 and December 31, 2016.

About United Security Bancshares
United Security Bancshares (NASDAQ: UBFO) is the holding company for United Security Bank, which was founded in 1987. United Security Bank is headquartered in Fresno and operates 11 full-service branch offices in Fresno, Bakersfield, Campbell, Caruthers, Coalinga, Firebaugh, Oakhurst, San Joaquin, and Taft. Additionally, United Security Bank operates Commercial Real Estate Construction, Commercial Lending, Consumer Lending, and Financial Services departments. For more information, please visit www.unitedsecuritybank.com.

NON-GAAP FINANCIAL MEASURES
This press release and the accompanying financial tables contain a non-GAAP financial measure (Net Income before TRUPS Adjustment) within the meaning of the Securities and Exchange Commission’s Regulation G. In the accompanying financial tables, the Company has provided a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure. The Company’s management believes that this non-GAAP financial measure provides useful information about the Company’s results of operations and/or financial position to both investors and management. The Company provides this non-GAAP financial measure to investors to assist them in performing their analysis of its historical operating results. The non-GAAP financial measure shows the Company's operating results before consideration of certain adjustments and, consequently, this non-GAAP financial measure should not be construed as an alternative to net income (loss) as an indicator of the Company's operating performance, as determined in accordance with GAAP. The Company may calculate this non-GAAP financial measure differently than other companies.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and the Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the Company’s possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the Company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company’s market, (4) other-than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, (7) the impact of proposed and/or recently adopted changes in laws, and regulations on the Company and its business; (8) changing bank regulatory conditions, policies, whether arising as new legislation or regulatory initiatives or changes in our regulatory classifications, that could lead to restrictions on activities of banks generally or as to the Bank, including specifically the formal order between the Federal Reserve Bank of San Francisco and the Company and the Bank, (9) failure to comply with the written regulatory agreement under which the Company is subject and (10) unknown economic impacts caused by the State of California’s budget issues, including the effect on Federal spending due to sequestration required by the Budget Control Act of 2011. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on the Company's specific business activities and profitability. Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect the Company's performance in a number of ways including decreased demand for our products and services and increased credit losses. Likewise, changes in interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels and affect the ability of borrowers to repay loans. Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings. For a more complete discussion of these risks and uncertainties, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and particularly the section entitled "Management’s Discussion and Analysis of Financial Condition and Results of Operations." Readers should carefully review all disclosures the Company files from time to time with the Securities and Exchange Commission ("SEC").

United Security Bancshares
Consolidated Balance Sheets (unaudited)
(in thousands)
	March 31, 2017	December 31, 2016
Assets
Cash and non-interest-bearing deposits in other banks	$18,707	$25,781
Cash and due from Federal Reserve Bank	114,425	87,251
Cash and cash equivalents	133,132	113,032
Interest-bearing deposits in other banks	651	650
Investment securities available for sale (at fair value)	55,351	57,491
Loans and leases, net of unearned fees	547,748	570,834
Less: Allowance for credit losses	(8,948)	(8,902)
Net loans	538,800	561,932
Premises and equipment - net	10,799	10,445
Other real estate owned	6,471	6,471
Goodwill and intangible assets	4,488	4,488
Cash surrender value of life insurance	19,178	19,047
Deferred income tax asset - net	3,395	3,298
Other assets	11,833	11,118
Total assets	$784,098	$787,972

Liabilities and Shareholders' Equity
Deposits
Non-interest bearing demand deposits	$279,668	$262,697
Money market, NOW, and savings	308,420	310,941
Time	82,453	102,991
Total deposits	670,541	676,629
Accrued interest payable	52	76
Other liabilities	5,836	5,781
Junior subordinated debentures (at fair value)	9,171	8,832
Total liabilities	685,600	691,318
Shareholders' equity

Common stock, no par value 20,000,000 shares authorized, 16,872,372 issued and outstanding at March 31, 2017, and 16,705,294 at December 31, 2016	57,790	56,557
Retained earnings	41,252	40,701
Accumulated other comprehensive loss	(544)	(604)
Total shareholders' equity	98,498	96,654
Total liabilities and shareholders' equity	$784,098	$787,972

United Security Bancshares
Consolidated Statements of Income (unaudited)
(in thousands)
	Three Months Ended March 31,
	2017	2016
Interest income:
Interest and fees on loans	$7,225	$6,631
Interest on investment securities	224	189
Interest on deposits in FRB	183	124
Interest on deposits in other banks	1	2
Total interest income	7,633	6,946
Interest expense:
Interest on deposits	336	277
Interest on other borrowed funds	69	58
Total interest expense	405	335
Net interest income	7,228	6,611
Provision for Credit Losses	21	(22)
Net interest income after provision for credit losses	7,207	6,633
Non-interest income:
Customer service fees	941	926
Increase in cash surrender value of bank-owned life insurance	132	131
(Loss) gain on Fair Value of Financial Liability	(336)	358
Other non-interest income	172	146
Total non-interest income	909	1,561
Non-interest expense:
Salaries and employee benefits	2,985	2,590
Occupancy expense	1,015	1,097
Data processing	27	59
Professional fees	255	489
Regulatory assessments	136	256
Director fees	68	70
Correspondent bank service charges	18	20
Loss on California tax credit partnership	108	37
Net cost on operation and sale of OREO	32	116
Other non-interest expense	546	566
Total non-interest expense	5,190	5,300

Income before income tax provision	2,926	2,894
Provision for income taxes	1,155	1,125
Net income	$1,771	$1,769

Basic earnings per common share	$0.10	$0.10
Diluted earnings per common share	$0.10	$0.10
Weighted average basic shares for EPS	16,874,778	16,869,813
Weighted average diluted shares for EPS	16,888,573	16,872,871

United Security Bancshares
Average Balances and Rates (unaudited)
(in thousands)	Three Months Ended March 31,
	2017	2016
Average Balances:
Loans (1)	$566,075	$502,576
Investment securities – taxable	56,589	38,664
Interest-bearing deposits in other banks	651	1,529
Interest-bearing deposits in FRB	91,692	102,320
Total interest-earning assets	715,007	645,089
Allowance for credit losses	(8,924)	(9,694)
Cash and due from banks	20,916	22,842
Other real estate owned	6,471	12,920
Other non-earning assets	50,251	50,199
Total average assets	783,721	721,356

Interest bearing deposits	405,445	365,893
Junior subordinated debentures	8,797	8,268
Total interest-bearing liabilities	414,242	374,161
Non-interest-bearing deposits	263,923	249,855
Other liabilities	7,762	6,651
Total liabilities	685,927	630,667
Total equity	97,794	90,689
Total liabilities and equity	$783,721	$721,356

Average Rates (annualized):
Loans (1)	5.18%	5.31%
Investment securities- taxable	1.61%	1.97%
Interest-bearing deposits in other banks	0.62%	0.53%
Interest-bearing deposits in FRB	0.81%	0.49%
Earning assets	4.33%	4.33%
Interest bearing deposits	0.34%	0.30%
Junior subordinated debentures	3.18%	2.82%
Total interest-bearing liabilities	0.40%	0.36%
Net interest margin	4.10%	4.12%

(1) Loan amounts include nonaccrual loans, but the related interest income has been included only if collected for the period prior to the loan being placed on a nonaccrual basis.

United Security Bancshares
Credit Quality (unaudited)
(dollars in thousands)
	March 31, 2017	December 31, 2016	March 31, 2016
Commercial and industrial	$565	$565	$955
Real estate - mortgage	1,091	1,126	1,613
RE construction & development	4,563	4,608	4,808
Installment/other	965	965	977
Total Nonaccrual Loans	$7,184	$7,264	$8,353

Loans past due 90 days and still accruing	—	—	—
Restructured Loans	6,253	5,146	10,627
Total nonperforming loans	$13,437	$12,410	$18,980
Other real estate owned	6,471	6,471	12,207
Total nonperforming assets	$19,908	$18,881	$31,187

Nonperforming assets to total gross loans	3.63%	3.31%	6.02%
Nonperforming assets to total assets	2.54%	2.40%	4.20%
Allowance for loan losses to nonperforming loans	66.59%	71.73%	51.20%

United Security Bancshares
Selected Financial Data (unaudited)
(dollars in thousands, except per share amounts)
	Three Months Ended March 31,
	2017	2016

Annualized return on average assets	0.92%	0.98%
Annualized return on average equity	7.34%	7.82%
Annualized net recoveries to average loans	(0.02)%	(0.02)%

	March 31, 2017	December 31, 2016
Shares outstanding - period end	16,874,890	16,705,294
Book value per share	$5.84	$5.79
Tangible book value per share (1)	$5.57	$5.52
Efficiency ratio (2)	60.88%	61.49%
Total impaired loans	$17,740	$16,179
Loan to deposit ratio	81.55%	84.21%
Allowance for credit losses to total loans	1.64%	1.56%
Total capital to risk weighted assets
Company	18.44%	17.26%
Bank	18.29%	17.19%
Tier 1 capital to risk-weighted assets
Company	17.18%	16.01%
Bank	17.04%	15.94%
Common equity tier 1 capital to risk-weighted assets
Company	15.73%	14.68%
Bank	17.04%	15.94%
Tier 1 capital to adjusted average assets (leverage)
Company	13.16%	12.97%
Bank	13.15%	12.99%

(1) Tangible book value per share is defined as total shareholders' equity minus goodwill divided by shares outstanding.

(2) Efficiency ratio is defined as total noninterest expense minus net cost on operation of OREO divided by net interest income before provision for credit losses plus total noninterest income minus loss on fair value of financial liability.

United Security Bancshares
Selected Financial Data
Non-GAAP Information
(unaudited)
	Three Months Ended March 31
	2016	2017	Change $	Change %
TRUPs (1) Fair Value Adjustment Pretax	358,000	(336,000)
Income Tax Effect	143,200	(134,400)
TRUPs Fair Value Adjustment Net	214,800	(201,600)
Net Income	1,769,000	1,771,000	2,000	0.11%
Non-GAAP Net Income before TRUPs Adjustment	1,554,200	1,972,600	418,400	26.92%

(1)	Trust Preferred Securities (“TRUPs”) Fair Value Adjustment is not part of Core Income and depending upon market rates, can “add to” or “subtract from” Core Income and mask Core Income change.